SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 14D-9
     SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)

                            SENIOR INCOME FUND L.P.
                          (NAME OF SUBJECT COMPANY)

                           SENIOR INCOME FUND L.P.
                     (NAME OF PERSON FILING STATEMENT)

                   Units of Limited Partnership Interests
                       (TITLE OF CLASS OF SECURITIES)

                                  820930 10 5
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 Moshe Braver
                           SENIOR INCOME FUND INC.
                    3 World Financial Center, 29th Floor
                         New York, New York  10285
                               (212) 526-3237
       (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
     RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING
                                STATEMENT)

                                Copies to:

                          Patrick J. Foye, Esq.
                          SKADDEN, ARPS, SLATE,
                           MEAGHER & FLOM LLP
                            919 Third Avenue
                       New York, New York  10022
                            (212) 735-2274


             This Amendment No. 1 amends and supplements the following Item of the Solicitation/Recommendation Statement on Schedule 14D-9 of Senior Income Fund L.P. filed with the Securities Exchange Commission on January 6, 1997 (the "Schedule 14D-9"). Unless otherwise indicated, all capitalized terms used but not defined in this Amendment No. 1 have the meanings set forth in the Schedule 14D-9.

        ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

                  Item 9 is hereby supplemented by adding the following:

        (a)(2)         Form of letter from Senior Income Fund L.P.
                       to Unitholders, dated January 27, 1997.

        (a)(3)         Form of Notice of Withdrawal.


                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  January 27, 1997

                                    SENIOR INCOME FUND L.P.

                                    By: Senior Income Fund Inc.,
                                        its General Partner

                                        By: /s/   Moshe Braver
                                            Name:   Moshe Braver
                                            Title:  President


                                 EXHIBIT INDEX

        Exhibit                  Description
        -------                  -----------
        (a)(2)              Form of letter from Senior Income Fund L.P.
                            to the Unitholders, dated January 27, 1997.

        (a)(3)              Form of Notice of Withdrawal.